Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS; INTRODUCES FULL YEAR 2021 OUTLOOK

Fourth Quarter Revenue Increased 4% Year-Over-Year

MINNEAPOLIS, MN, February 23, 2021 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Summary:

●	Total revenue increased 4% year-over-year, to $59.2 million, compared to $57.1 million in fourth quarter 2019.
●	Operating income of $7.0 million, compared to $6.0 million in fourth quarter 2019.
●	Net income of $12.1 million, compared to $4.3 million in fourth quarter 2019.
●	Adjusted EBITDA of $10.8 million, compared to $10.4 million in fourth quarter 2019.
●	Cash, cash equivalents, and marketable securities of $47.9 million at December 31, 2020, compared to $45.2 million at December 31, 2019.

Full Year 2020 Summary:

●	Total revenue decreased 1% year-over-year, to $187.1 million, compared to $189.5 million in 2019.
●	Excluding the contribution to full year 2019 revenue related to the Company’s adoption of ASC 842, full year 2020 revenue reflects growth of 1% year-over-year on an operational basis.
●	Operating loss of $3.6 million, compared to operating income of $10.5 million in 2019.
●	Net loss of $0.6 million, compared to net income of $11.0 million in 2019.
●	Adjusted EBITDA of $16.0 million, compared to $25.3 million in 2019.

“We were pleased to close 2020 by returning to year-over-year growth in the fourth quarter, and ultimately exceeding the high end of our annual revenue guidance range, in spite of the business disruption that we experienced due to the COVID-19 pandemic,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “In the fourth quarter, the majority of the facilities that we serve continued to operate with constraints related to social distancing and safety protocols, and we experienced incremental headwinds during the month of December as the holiday wave of cases impacted clinicians, patients and our own team. In spite of these incremental headwinds, I am proud of the exceptional effort and dedication shown by our team during the quarter, which enabled us to deliver strong performance by continuing to support our existing customers while expanding our prescriber base.”

Mr. Reuvers added, “Despite the continuation of COVID-related headwinds as we enter 2021, we believe we are well-positioned to emerge with an enhanced sales and field support team in place to improve our coverage and the productivity of our representatives, as well as an expanded pool of prescribers and an updated approach for educating clinicians and training patients. We are focused on expanding our leadership position in the over $5 Billion U.S. lymphedema market through a combination of continued execution and strategic investment in our business with the goal of returning to sustained 20%+ revenue growth and improving profitability for the benefit of our patients, customers and shareholders.”

Fourth Quarter 2020 Financial Results

Total revenue in the fourth quarter of 2020 increased $2.2 million, or 4%, to $59.2 million, compared to $57.1 million in the fourth quarter of 2019. The increase in total revenue was attributable to an increase of $2.4 million, in sales and rentals of the Entre system, which was partially offset by a decrease of $0.3 million, in sales and rentals of the Flexitouch system in the quarter ended December 31, 2020. Fourth quarter revenue continued to be negatively impacted by COVID-19, primarily from social distancing requirements and safety protocols imposed within clinics. These headwinds were partially offset by the continued expansion of our commercial team, effective virtual educational events, and an increase in the number of Medicare patients served.

Gross profit in the fourth quarter of 2020 increased $0.8 million, or 2%, to $41.9 million, compared to $41.1 million in the fourth quarter of 2019. Gross margin was 71% of revenue, compared to 72% of revenue in the fourth quarter of 2019.

Operating expenses in the fourth quarter of 2020 decreased $0.2 million, or 1%, to $34.9 million, compared to $35.1 million in the fourth quarter of 2019. The decrease in operating expenses in the fourth quarter of 2020 was driven by a decrease in sales and marketing expense of $2.6 million, or 12%, to $19.8 million, primarily due to lower patient training costs, lower sales commissions and reduced travel and entertainment expenses. The decrease in sales and marketing expense was nearly fully offset by reimbursement, general and administrative expenses, which increased $2.2 million, or 19%, to $13.7 million, compared to $11.5 million in the fourth quarter of 2019. The increase in reimbursement, general and administrative expenses was driven by increased litigation defense costs and other professional fees, as well as personnel-related expenses due to increased headcount in our reimbursement and corporate functions.

Operating income in the fourth quarter of 2020 increased $1.0 million, or 16%, to $7.0 million, compared to $6.0 million in the fourth quarter of 2019.

Other income in the fourth quarter of 2020 increased $1.0 million to $1.2 million, compared to $0.2 million in the fourth quarter of 2019. The increase in other income was due to $1.2 million received under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Provider Relief Fund to provide relief for lost revenues from the COVID-19 public health emergency.

Income tax benefit in the fourth quarter of 2020 was $3.9 million, compared to income tax expense of $1.9 million in the fourth quarter of 2019. The year-over-year change in income tax benefit/expense was primarily due to changes in our effective tax rate, which was primarily attributable to a change in taxable income, including proportionately higher tax benefits for stock-based compensation as compared to the same period last year.

Net income in the fourth quarter of 2020 was $12.1 million, or $0.61 per diluted share, compared to net income of $4.3 million, or $0.22 per diluted share, in the fourth quarter of 2019. Weighted average shares used to compute diluted net income per share were 19.8 million and 19.7 million in the fourth quarters of 2020 and 2019, respectively.

Adjusted EBITDA was $10.8 million in the fourth quarter of 2020, compared to Adjusted EBITDA of $10.4 million in the fourth quarter of 2019.

Full Year 2020 Financial Results:

Total revenue for the twelve months ended December 31, 2020, decreased $2.4 million, or 1%, to $187.1 million, compared to $189.5 million for the twelve months ended December 31, 2019. Total revenue for the twelve months ended December 31, 2020, increased 1% on an operational basis, excluding the contribution to revenue in the twelve months ended December 31, 2019 related to the Company’s adoption of accounting standard, ASC 842. The decrease in total revenue on a reported basis for the twelve months ended December 31, 2020, was driven by a decrease of approximately $7.4 million, in sales and rentals of the Flexitouch system, offset in part by an increase of $5.0 million, in sales and rentals of the Entre system. Revenue in the first two months of 2020 was ahead of our expectations. Beginning in March 2020 and continuing through the fourth quarter, revenue was impacted by the COVID-19 pandemic, which limited our ability to access our clinician customers and their patients. Specifically, we saw healthcare facilities and clinics restricting access to their clinicians, reducing patient consultations, or closing temporarily due to COVID-19.

Net loss for the twelve months ended December 31, 2020 was $0.6 million, or $0.03 per diluted share, compared to net income of $11.0 million, or $0.56 per diluted share, for the twelve months ended December 31, 2019. Weighted average shares used to compute diluted net loss/income per share were 19.3 million and 19.6 million for the twelve months ended December 31, 2020 and 2019, respectively.

Adjusted EBITDA was $16.0 million in the twelve months ended December 31, 2020, compared to adjusted EBITDA of $25.3 million in the twelve months ended December 31, 2019.

Cash Position

At December 31, 2020, cash, cash equivalents and marketable securities were $47.9 million, compared to $45.2 million at December 31, 2019. The Company had no outstanding borrowings on its $10.0 million revolving credit facility at December 31, 2020.

2021 Financial Outlook

The Company expects full year 2021 total revenue in the range of $215.3 million to $224.5 million, representing an increase of 15% to 20% year-over-year, compared to total revenue of $187.1 million in 2020.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 23, 2021, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13715783. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13715783. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP revenue change and Adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus loss on termination of lease, plus impairment charges and inventory write-offs, less CARES Act funding, plus litigation defense costs and plus executive transition costs. Adjusted EBITDA margin in this release represents net margin (net income or loss divided by total revenue), plus or less the same items as with Adjusted EBITDA, but on a percentage of revenue basis. Reconciliations of Adjusted EBITDA to net income (loss), and Adjusted EBITDA margin to net margin, are included in this press release.

Non-GAAP revenue change in this release represents full year 2020 revenue compared to full year 2019 revenue less operating lease revenue that was recognized in 2019 in connection with the Company’s adoption of ASC 842. A reconciliation of GAAP revenue change to non-GAAP revenue change is included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA, non-GAAP revenue change and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss, GAAP revenue change or net margin, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31,	December 31,
(In thousands, except share and per share data)	2020	2019
Assets
Current assets
Cash and cash equivalents	$47,855	$22,770
Marketable securities	—	22,464
Accounts receivable	43,849	33,444
Net investment in leases	10,708	8,147
Inventories	18,563	19,059
Prepaid expenses and other current assets	2,638	2,451
Total current assets	123,613	108,335
Non-current assets
Property and equipment, net	6,957	7,408
Right of use operating lease assets	20,132	15,885
Intangible assets, net	1,680	5,312
Accounts receivable, non-current	9,433	4,184
Deferred income taxes	10,198	8,970
Other non-current assets	2,074	1,658
Total non-current assets	50,474	43,417
Total assets	$174,087	$151,752
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,197	$3,843
Accrued payroll and related taxes	11,588	10,098
Accrued expenses	4,423	4,498
Income taxes payable	2,658	632
Operating lease liabilities	2,006	1,454
Other current liabilities	1,842	903
Total current liabilities	26,714	21,428
Non-current liabilities
Accrued warranty reserve, non-current	3,235	2,541
Income taxes, non-current	—	54
Operating lease liabilities, non-current	19,388	15,134
Total non-current liabilities	22,623	17,729
Total liabilities	49,337	39,157

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,492,718 shares issued and outstanding as of December 31, 2020; 19,152,715 shares issued and outstanding as of December 31, 2019	19	19
Additional paid-in capital	104,675	91,874
Retained earnings	20,056	20,676
Accumulated other comprehensive income	—	26
Total stockholders’ equity	124,750	112,595
Total liabilities and stockholders’ equity	$174,087	$151,752

Tactile Systems Technology, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2020	2019	2020	2019
Revenue
Sales revenue	$51,784	$50,401	$161,497	$162,904
Rental revenue	7,458	6,662	25,633	26,588
Total revenue	59,242	57,063	187,130	189,492
Cost of revenue
Cost of sales revenue	14,441	13,803	45,309	47,034
Cost of rental revenue	2,948	2,160	9,011	8,222
Total cost of revenue	17,389	15,963	54,320	55,256
Gross profit
Gross profit - sales revenue	37,343	36,598	116,188	115,870
Gross profit - rental revenue	4,510	4,502	16,622	18,366
Gross profit	41,853	41,100	132,810	134,236
Operating expenses
Sales and marketing	19,777	22,374	79,634	78,920
Research and development	1,373	1,192	5,264	5,174
Reimbursement, general and administrative	13,712	11,485	51,540	39,644
Total operating expenses	34,862	35,051	136,438	123,738
Income (loss) from operations	6,991	6,049	(3,628)	10,498
Other income	1,187	151	1,367	631
Income (loss) before income taxes	8,178	6,200	(2,261)	11,129
Income tax (benefit) expense	(3,935)	1,917	(1,641)	158
Net income (loss)	$12,113	$4,283	$(620)	$10,971
Net income (loss) per common share
Basic	$0.62	$0.22	$(0.03)	$0.58
Diluted	$0.61	$0.22	$(0.03)	$0.56
Weighted-average common shares used to compute net income (loss) per common share
Basic	19,458,865	19,062,584	19,346,929	18,919,007
Diluted	19,830,970	19,700,882	19,346,929	19,641,143

Tactile Systems Technology, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In thousands)	2020	2019
Cash flows from operating activities
Net (loss) income	$(620)	$10,971
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,794	3,538
Net amortization of premiums and discounts on securities available-for-sale	(91)	(307)
Deferred income taxes	(1,233)	(146)
Stock-based compensation expense	10,689	9,824
Gain on other investments and maturities of marketable securities	(11)	7
Impairment losses	4,025	—
Loss on termination of lease	—	1,148
Changes in assets and liabilities:
Accounts receivable	(10,405)	(9,112)
Net investment in leases	(2,561)	(8,147)
Inventories	318	(7,870)
Income taxes	1,972	2,428
Prepaid expenses and other assets	(528)	(1,166)
Right of use operating lease assets	559	625
Medicare accounts receivable, non-current	(5,249)	(2,300)
Accounts payable	337	(1,389)
Accrued payroll and related taxes	1,490	2,677
Accrued expenses and other liabilities	1,308	1,729
Net cash provided by operating activities	2,794	2,510
Cash flows from investing activities
Proceeds from sales of securities available-for-sale	—	1,493
Proceeds from maturities of securities available-for-sale	22,500	25,000
Purchases of securities available-for-sale	—	(22,840)
Purchases of property and equipment	(2,059)	(5,446)
Intangible assets costs	(232)	(542)
Other investments	(30)	—
Net cash provided by (used in) investing activities	20,179	(2,335)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(1,854)	(3,391)
Proceeds from exercise of common stock options	1,068	2,834
Proceeds from the issuance of common stock from the employee stock purchase plan	2,898	3,053
Net cash provided by financing activities	2,112	2,496
Net increase in cash and cash equivalents	25,085	2,671
Cash and cash equivalents – beginning of period	22,770	20,099
Cash and cash equivalents – end of period	$47,855	$22,770

Supplemental cash flow disclosure
Cash paid for interest	$—	$—
Cash paid for taxes	$543	$344
Capital expenditures incurred but not yet paid	$17	$122

The following table summarizes revenue by product for the three and twelve months ended December 31, 2020 and 2019:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended				Year Ended
	December 31,		Change		December 31,		Change
(Dollars in thousands)	2020	2019	$	%	2020	2019	$	%
Flexitouch System	$51,293	$51,556	$(263)	(1)%	$163,914	$171,323	$(7,409)	(4)%
Other products(1)	7,949	5,507	2,442	44%	23,216	18,169	5,047	28%
Total Revenue	$59,242	$57,063	$2,179	4%	$187,130	$189,492	$(2,362)	(1)%
(1)	The “other products” line primarily includes revenue from our Entre system. The Actitouch system and Airwear wrap contributed immaterial amounts of revenue for the years ended December 31, 2020 and 2019.

The following table contains a reconciliation of the revenue change rate to the non-GAAP revenue change rate for the year ended December 31, 2020 compared to the year ended December 31, 2019:

Tactile Systems Technology, Inc.
Reconciliation of Revenue Change Rate to Non-GAAP Revenue Change Rate
	(Unaudited)

	Year Ended	Year Ended	Change Rate
(Dollars in thousands)	December 31, 2020	December 31, 2019	% Change
Total revenue	$187,130	$189,492	(1)%
Less: Operating lease revenue(1)	N/A	(5,018)	2%
Total non-GAAP revenue	$187,130	$184,474	1%

(1)

The operating lease revenue excluded from revenue for the year ended December 31, 2019, in the adjustment was related to rental agreements commencing prior to December 31, 2018, which were recognized as month-to-month operating leases for the year ended December 31, 2019, and did not contribute to the Company’s revenue results in 2020.

The following table contains a reconciliation of net income (loss) to Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2020	2019	$	%	2020	2019	$	%
Net income (loss)	$12,113	$4,283	$7,830	183%	$(620)	$10,971	$(11,591)	(106)%
Interest expense (income), net	(14)	(81)	67	(83)%	(75)	(343)	268	(78)%
Income tax expense (benefit)	(3,935)	1,917	(5,852)	N.M. %	(1,641)	158	(1,799)	N.M. %
Depreciation and amortization	692	730	(38)	(5)%	2,794	3,538	(744)	(21)%
Stock-based compensation	2,401	2,437	(36)	(1)%	10,689	9,824	865	9%
Loss on termination of lease	—	1,148	(1,148)	(100)%	—	1,148	(1,148)	(100)%
Impairment charges and inventory write-offs	—	—	—	—%	4,025	—	4,025	—%
CARES Act Funding	(1,176)	—	(1,176)	—%	(1,176)	—	(1,176)	—%
Litigation defense costs	599	—	599	—%	1,030	—	1,030	—%
Executive transition costs	105	—	106	—%	981	—	981	—%
Adjusted EBITDA	$10,785	$10,434	$352	3%	$16,007	$25,296	$(9,289)	(37)%

The following table contains a reconciliation of net margin to Adjusted EBITDA margin for the three and twelve months ended December 31, 2020 and 2019, as well as the basis point change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Margin to Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended				Year Ended
	December 31,		Increase		December 31,		Increase
(As a percentage of revenue)	2020	2019	(Decrease)		2020	2019	(Decrease)
Net margin	20.4%	7.5%	1,290	bps	(0.3)%	5.8%	(610)	bps
Interest expense (income), net	0.0%	(0.1)%	10	bps	0.0%	(0.2)%	20	bps
Income tax expense (benefit)	(6.6)%	3.4%	(1,000)	bps	(0.9)%	0.1%	(100)	bps
Depreciation and amortization	1.2%	1.3%	(10)	bps	1.5%	1.9%	(40)	bps
Stock-based compensation	4.1%	4.3%	(20)	bps	5.7%	5.2%	50	bps
Loss on termination of lease	0.0%	1.9%	(190)	bps	0.0%	0.5%	(50)	bps
Impairment charges and inventory write-offs	0.0%	0.0%	—	bps	2.2%	0.0%	220	bps
CARES Act Funding	(2.0)%	0.0%	(200)	bps	(0.6)%	0.0%	(60)	bps
Litigation defense costs	0.9%	0.0%	90	bps	0.6%	0.0%	60	bps
Executive transition costs	0.2%	0.0%	20	bps	0.4%	0.0%	40	bps
Adjusted EBITDA margin	18.2%	18.3%	(10)	bps	8.6%	13.3%	(470)	bps

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com